EXHIBIT 12
                                                                    Page 1


                           METROPOLITAN EDISON COMPANY
                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                             Nine Months Ended
                                                              September 30,
                                                            -------------------
                                                              2003       2002
                                                            --------   --------
                                                               (In thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items.....................   $ 43,354   $ 49,661
   Add-
     Interest and other charges, before reduction for
       amounts capitalized and deferred interest expense.     35,547     38,430
     Provision for income taxes..........................     28,124     35,212
     Interest element of rentals charged to income (a)...       (184)       407
                                                            --------   --------

       Earnings as defined...............................   $106,841   $123,710
                                                            ========   ========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest on long-term debt............................   $ 28,382   $ 30,736
   Other interest expense................................      3,385      2,025
   Subsidiary's preferred stock dividend requirements....      3,780      5,669
   Interest element of rentals charged to income (a).....       (184)       407
                                                            --------   --------

       Fixed charges as defined..........................   $ 35,363   $ 38,837
                                                            ========   ========

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES..........       3.02       3.19
                                                                ====       ====




(a) Includes the interest element of rentals calculated at 1/3 of rental expense as no readily defined interest element can be determined.